Exhibit 10.1

CONFIDENTIAL:  THIS DOCUMENT IS PROVIDED FOR SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROTECTIONS OF FEDERAL RULE
OF EVIDENCE 408 AND ALL SIMILAR PROVISIONS AND SUPPORTING AUTHORITIES.

SETTLEMENT AGREEMENT

      This Settlement Agreement (this "Agreement") is made and entered into effective as of June __, 2003 by and between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation ("Alterra") for itself and as successor to Sterling House Corporation, a Kansas corporation ("Sterling"), AHC PROPERTIES, INC., a Delaware corporation ("AHC"), ALS-Clare Bridge, Inc., a Delaware corporation ("ALS-Clare"), OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation ("Omega"), and OMEGA (KANSAS), INC., a Kansas corporation ("Omega Kansas").

RECITALS

      The circumstances underlying the execution and delivery of this Agreement are as follows:

      A.      As of June 14, 1999 (the "Effective Date"), Omega, Omega Kansas, Alterra, Sterling, and ALS-Clare entered into a Purchase Agreement and Agreement to Complete Construction (the "Purchase Agreement"). Pursuant to the Purchase Agreement, as of the Effective Date, among other things (i) Omega purchased from Sterling and ALS-Clare the Facilities identified on Exhibit A, which is attached hereto and incorporated herein, as the Omega Facilities (the "Omega Facilities"); and (ii) Omega Kansas purchased from Sterling the Facility identified on Exhibit A as the Kansas Facility (the "Kansas Facility").

      B.      Effective as of the Effective Date, Omega and AHC entered into a Master Lease (as later amended, the "Omega Master Lease") pursuant to which, among other things, Omega leased the Omega Facilities to AHC.

      C.      Effective as of the Effective Date, Omega Kansas and AHC entered into the Kansas Master Lease (as later amended, the "Kansas Master Lease") pursuant to which, among other things, Omega Kansas leased the Kansas Facility to AHC. The Omega Master Lease and the Kansas Master Lease are sometimes herein collectively referred to as the "Master Leases".

      D.      Effective as of the Effective Date, Alterra executed a Lease Guaranty (the "Lease Guaranty") in favor of Omega and Omega Kansas pursuant which, among other things, Alterra as a primary obligor guaranteed the obligations of AHC under the Transaction Documents (as defined in the Master Leases, as later amended and as amended herein) including without limitation AHC's obligations under the Master Leases. Alterra's obligations under the Lease Guaranty are secured by (i) a Pledge Agreement (as later amended, the "Alterra Pledge Agreement") executed by Alterra, as pledgor, and Omega, as creditor, effective on the Effective Date, and (ii) a Security Agreement (as later amended, the "Alterra Security Agreement") executed by Alterra, as debtor, and Omega, as creditor, effective as of the Effective Date.

      E.      AHC's obligations under the Master Leases are secured by, among other things, a Security Agreement (as later amended, the "AHC Security Agreement") executed by AHC, as debtor, and Omega, as secured party, effective as of the Effective Date.

      F.     The Master Leases were amended by the Forbearance Agreement and Amendment to Master Leases dated as of January 31, 2002, among the Omega Entities and the Alterra Entities (the "Forbearance Agreement"). The Alterra Security Agreement and the AHC Security Agreement were also amended by a First Amendment to Security Agreements dated as of January 31, 2002.

      G.     Pursuant to the terms of the Forbearance Agreement, and evidenced by a Termination of Memorandum of Short Form of Lease, effective as of October 3, 2002, the Omega Master Lease was terminated as to the Jeffersonville Facilities. The Omega Facilities, other than the Jeffersonville Facilities, and the Kansas Facility are herein collectively referred to as the "Facilities".

      H.     Since January 1, 2003, AHC has been, and continues to be, in default under each of the Master Leases as more particularly set forth herein; certain of such defaults constitute Events of Defaults as defined in each of the Master Leases and under each of the other Transaction Documents.

      I.     On January 22, 2003, Alterra filed a chapter 11 petition for reorganization relief in the United States Bankruptcy Court, District of Delaware (the "Court"), bearing Case No. 03-10254 (MFW) (the "Case"). As of the date of this Agreement, AHC and ALS-Clare have not filed for bankruptcy.

      J.     On January 24, 2003, the Court entered certain interim orders (the "Interim Orders") granting Alterra the right to use cash collateral, borrow money on a secured basis, and utilize its current bank accounts. Omega and Omega Kansas filed an objection (the "Objection") to the Interim Orders and a Motion for Adequate Protection (the "Motion for Adequate Protection").

      K.     Omega, Omega Kansas, Alterra and AHC have entered into a letter agreement dated as of February 17, 2003, as restated and replaced in its entirety by a letter agreement dated as of March 12, 2003, pursuant to which, among other things, the parties agreed to negotiate towards a restructuring of their relationship (the March 12, 2003 letter is hereafter referred to as the "Letter Agreement").

      L.     Omega, Omega Kansas, Alterra, AHC and certain other interested parties agreed to resolve the Objection and the Motion for Adequate Protection pursuant to the entry of a stipulated order, which was entered by the Court on March 18, 2003 (the "Stipulated Order").

      M.     The Omega Entities and the Alterra Entities wish to resolve their remaining disputes and, in connection therewith, to modify and restructure the obligations of the Alterra Entities to the Omega Entities under the Transaction Documents.

      N.     The Omega Entities are willing to consent to the modification and restructuring of the Master Leases, all subject to, and upon, the terms and conditions set forth in this Agreement and the other Settlement Documents.

AGREEMENT

      NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

      1.1     Definitions.

      (a)   The following capitalized terms shall have the meanings set forth below:

      "Alterra Entities" shall mean AHC, Alterra, for itself and as successor to Sterling, and ALS-Clare.

      "Amended and Restated Alterra Management Agreements" means the Amended and Restated Alterra Management Agreements in the form to be agreed upon between the Parties prior to Closing, which form will be in substantially the form attached hereto as Exhibit B.

      "Amended and Restated Alterra Security Agreement" means the Amended and Restated Alterra Security Agreement in the form attached hereto as Exhibit C.

      "Amended and Restated Lease Guaranty" means the Amended and Restated Lease Guaranty in the form attached hereto as Exhibit D.

      "Amended and Restated Management Subordination Agreement" means the Amended and Restated Management Subordination Agreement in the form to be agreed upon between the Parties prior to Closing, which form will be in substantially the form attached hereto as Exhibit E.

      "Amended and Restated Pledge Agreement" means the Amended and Restated Pledge Agreement in the form attached to this Agreement as Exhibit F.

      "Base Rent" shall mean Base Rent as defined in each of the Master Leases.

      "Business Day" shall have the meaning given to it in each of the Master Leases.

      "Consent and Non-Disturbance Agreements" means (1) the Consent and Nondisturbance Agreement dated as of the Effective Date between Omega, AHC, Sterling House of Jeffersonville LLC, Sterling Cottage of Oklahoma City LLC, and Sterling Cottage of Goodlettsville LLC, and (2) the Consent and Nondisturbance Agreement dated as of the Effective Date between Omega, Omega Kansas, AHC, Sterling House of Bloomington II L.P., Sterling Cottage of Jeffersonville I L.P., Sterling House of Kokomo L.P., Clare Bridge of Wichita L.P., Sterling Cottage of New Philadelphia I L.P., and Clare Bridge of Silverdale L.P.

      "Event of Default" shall have the meaning given to it in each of the Master Leases.

      "Financial Statements" means the financial statements for Alterra and the Facilities delivered to the Omega Entities pursuant to the Transaction Documents.

      "Final Order" shall mean an order or judgment of the Court (i) that is not the subject of a pending appeal, petition for certiorari, motion for reconsideration or other proceeding for review, rehearing or reargument, (ii) that has not been reversed, stayed, modified or amended, and (iii) respecting which the time to appeal, to petition for certiorari, to move for reconsideration or to seek review, rehearing or reargument shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure and other applicable Laws.

      "Forbearance Termination Event" means the occurrence of any one or more of the following prior to the Closing: (i) a failure by AHC to make the payments provided for in this Agreement within five (5) Business Days of the due date; (ii) an "Event of Default" under the Transaction Documents arising out of the failure to pay money (such as the failure to pay real property taxes and assessments or insurance) other than the Existing Defaults; (iii) the failure of the Court to enter the Approval Order on or before the date which is ninety (90) days after the date of this Agreement (or such later date as the Omega Entities may agree to in writing); (iv) the failure of an Alterra Entity to abide by the terms of this Agreement within five (5) Business Days of the delivery of written notice from the Omega Entities; (v) the setting aside or avoidance by a court of competent jurisdiction of the performance by an Alterra Entity of any term, covenant or agreement set forth in this Agreement; or (vi) the termination of this Agreement pursuant to Article 4.

      "GAAP" shall have the meaning given to it in each of the Master Leases.

      "Governmental Authority" shall mean all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever, of any government unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or hereafter in existence.

      "Jeffersonville Facilities" shall mean collectively the assisted living facilities identified on Exhibit "A" as "Alterra Sterling House of Jeffersonville" and "Alterra Clare Bridge Cottage of Jeffersonville."

      "Letter of Credit Agreement" means the Letter of Credit Agreement in the form attached to this Agreement as Exhibit G.

      "Notice" shall have the meaning given to it in each of the Master Leases.

      "Omega Entities" shall mean Omega and Omega Kansas.

      "Option Agreement" means the Option Agreement in the form attached to this Agreement as Exhibit H.

      "Parties" means the Omega Entities and the Alterra Entities.

      "Plan Effective Date" shall mean the effective date of the Plan of Reorganization.

      "Plan of Reorganization" means a Chapter 11 plan for Alterra in the Case which has been confirmed pursuant to 11 U.S.C. § § 1129 and 1141.

      "Permitted Encumbrances" shall mean the "Permitted Encumbrances" as defined in the Purchase Agreement, together with (a) rights of residents, as residents only, under unrecorded residency agreements, (b) taxes for the year 2003 and subsequent years, not yet due and payable, (c) easements, covenants and conditions appearing of record since the Effective Date and listed on attached Exhibit I, and (e) the Master Leases and the Remaining Subleases and the rights of AHC and the Remaining Sublessees, respectively, thereunder.

      "Release" means the Release in the form of Exhibit J from the Alterra Entities and the Omega Entities, pursuant to which the Alterra Entities are releasing claims against the Omega Entities and the Omega Entities are generally releasing claims against Alterra and releasing certain claims against the other Alterra Entities.

     " Remaining Subleases" means the Sublease Agreement in favor of Sterling Cottage of Oklahoma City LLC and in favor of Sterling House of Kokomo L.P., each of which continues to be subject to the Consent and Nondisturbance Agreements.

     " Remaining Sublessees" means Sterling Cottage of Oklahoma City LLC and Sterling House of Kokomo L.P.

     " Second Amendment to Master Leases" means the Second Amendment to Master Leases in the form attached to this Agreement as Exhibit K.

     " Security Deposit" means the Security Deposit in the amount of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) delivered pursuant to the Third Amendment to Master Leases in the event AHC elects to deliver the Security Deposit as provided in Article X hereof.

     " Settlement Documents" shall mean this Agreement, those documents which are identified in Section 5.2 and 6.1 to be delivered at the Closing, the Third Amendment to Master Lease in the event that the same is executed and delivered pursuant to the terms of Article X hereof and any other agreements and documents referred to in, contemplated by or executed in connection with this Agreement.

     " Sublessees" is defined in the Consent and Non-Disturbance Agreements.

     " Subsequent Bankruptcy Case" means a bankruptcy case (not including the Case) filed subsequent to the date of this Agreement in which one or more of the Alterra Entities are the debtors.

     " Termination and Release of Lease Guaranty and Alterra Security Agreement" means the Termination and Release of Lease Guaranty and Alterra Security Agreement in the form attached to this Agreement as Exhibit L.

     " Third Amendment to Master Leases" means the Third Amendment to Master Leases in the form attached to this Agreement as Exhibit M.

     " Title Company" shall mean Chicago Title Insurance Company.

     " Transaction Documents" shall have the meaning given to it in the Master Leases, as amended by Section 9.8 of this Agreement and as further amended by the Second Amendment to Master Leases.

     " Undisbursed Construction Fund Balance" shall mean the amount of the Undisbursed Construction Funds Balance as defined in the Forbearance Agreement.

     " Unmatured Event of Default" means the occurrence of an event which with the giving of notice, the passage of time or both would constitute an Event of Default.

     " Withdrawal and Waiver of Events of Defaults and Release" shall mean the Withdrawal and Waiver of Events of Default and Release in the form of Exhibit N to this Agreement.

      (b) The following terms shall have the meanings set forth in the sections of this Agreement referred to below:

Defined Term:	Defined In:
Agreement	Introduction
AHC	Introduction
ALS-Clare	Introduction
Alterra	Introduction
Alterra Pledge Agreement	Recitals
Alterra Security Agreement	Recitals
Approval Order	Article 2
Approval Motion	Article 2
Case	Recitals

Defined Term:	Defined In:
Closing	Article 4
Closing Date	Article 4
Effective Date	Recitals
Existing Defaults	Section 9.3(c)
Facilities	Recitals
Kansas Facility	Recitals
Kansas Master Lease	Recitals
Lease Guaranty	Recitals
Letter Agreement	Recitals
Master Leases	Recitals
Omega	Introduction
Omega Kansas	Introduction
Omega Facilities	Recitals
Omega Master Lease	Recitals
Omega Security Agreement	Recitals
Purchase Agreement	Recitals
Security Deposit Deliveries	Section 10.1
Sterling	Introduction
Terminated Facility	Section 12

     All other terms defined elsewhere herein shall have the meanings set forth in this Agreement.

ARTICLE 2

Court approval

      Promptly following execution of this Agreement by all parties and otherwise no later than June 4, 2003 (or such later date as Omega may agree to in writing), Alterra will file a motion with the Court seeking authority to proceed with the transactions and other matters provided for in this Agreement (the "Approval Motion"), together with a proposed form of order (the "Approval Order"). The Approval Order shall satisfy the applicable requirements of Section 5.6 hereof, and shall otherwise be in a form, and include such other provisions, as Omega and the Alterra Entities may deem appropriate under the circumstances. The Alterra Entities and the Omega Entities shall exercise good faith efforts to obtain the Approval Order from the Court.

ARTICLE 3

TRANSACTIONS TO OCCUR AT CLOSING

      At the Closing, the parties hereto shall effect the following transactions:

      3.1     Amendment of Master Lease. The Master Leases shall be amended pursuant to the Second Amendment to Master Leases.

      3.2     Amended and Restated Lease Guaranty and Amended and Restated Alterra Security Agreement. Alterra shall deliver the Amended and Restated Lease Guaranty and the Amended and Restated Alterra Security Agreement.

      3.4     Amended and Restated Pledge Agreement. Alterra and Omega will execute and deliver the Amended and Restated Pledge Agreement.

      3.5     Delivery of Release. The Alterra Entities and the Omega Entities shall execute and deliver the Release to each other.

      3.6     Delivery of Waiver and Withdrawal of Existing Defaults. The Omega Entities shall execute and deliver the Waiver and Withdrawal of Existing Defaults.

      3.7     Alterra Management Agreements. Alterra and AHC shall terminate any existing management agreements and shall execute and deliver the Amended and Restated Alterra Management Agreements.

      3.8     Option Agreement. Omega and AHC shall execute and deliver the Option Agreement.

      3.9     Amended and Restated Management Subordination Agreement. Alterra, AHC and the Sublessees shall execute and deliver to the Omega Entities the Amended and Restated Management Subordination Agreement.

ARTICLE 4

CLOSING

      The closing of the transactions contemplated by Section 3 of this Agreement (the "Closing") shall be held at the offices of Omega, or at such other location as the parties may agree upon in writing, on the day which is three (3) Business Days after the Business Day on which all of the conditions precedent set forth in Articles 5 and 6 hereof shall have been satisfied (the "Closing Date"); provided, however, that, in the event that either (a) the Approval Order shall not have been entered by the Court and become a Final Order within sixty (60) days following the filing of the Approval Motion with the Court, or (b) the conditions set forth in Articles 5 and 6 hereof shall not have been satisfied within ninety (90) days following the date of execution and delivery of this Agreement, then the Parties shall have the right, by notice in writing to the other, to terminate their obligations under this Agreement, it being expressly acknowledged and agreed that the effectiveness of this Agreement as to Alterra and Alterra's obligations hereunder are expressly conditioned and contingent upon the issuance of the Approval Motion.

ARTICLE 5

CONDITIONS PRECEDENT TO certain OBLIGATIONS OF

THE OMEGA ENTITIES

      The obligation of the Omega Entities to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article 5.

      5.1     Board Approval. This Agreement and each of the transactions contemplated hereby shall have been approved by the respective Boards of Directors of Omega and each of the Alterra Entities. Omega shall notify the Alterra Entities if its Board of Directors does not approve this Agreement and each of the transactions contemplated hereby before the filing of the Approval Motion. Failure of Omega to give such notice to the Alterra Entities prior to the filing of the Approval Motion shall mean that this condition has been unconditionally waived by the Omega Entities.

      5.2     Documentation. All documentation evidencing or implementing the transactions contemplated by this Agreement must be in the forms attached hereto or otherwise in form and substance reasonably satisfactory to Omega and its counsel, such documentation to include the following:

(i)     a certificate signed by the Secretary or Assistant Secretary of each Alterra Entity, confirming the incumbency of the officers of the Alterra Entities executing the Settlement Documents to which such Alterra Entity is a party, and to which are attached the following:

(A)      a copy of the articles of incorporation or certificate of incorporation of such Alterra Entity, as amended, and certified by the Secretary of State of the jurisdiction of incorporation as of a recent date;

(B)      a true, correct and complete copy of the current bylaws of such Alterra Entity, as amended;

(C)     a true, correct and complete copy of the resolutions adopted by the Board of Directors of such Alterra Entity, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement;

(D)     a certificate of good standing for such Alterra Entity, issued as of a recent date by the Secretary of State of the jurisdiction of its incorporation; and

(E)     with respect to AHC and Alterra, a certificate(s) of authority issued by the Secretary of State of each state in which a Facility is located as of a recent date, confirming that AHC and Alterra are authorized to transact business as a foreign corporation in such state.

(ii)     the documents set forth in Article 3 hereof;

(iii)     the Consent of Remaining Sublessees, executed by the Remaining Sublessees; and

(iv)     such other documents, instruments and agreements as Omega may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

      5.3     Lien Reports. With respect to each of the Facilities, Omega shall have received a satisfactory lien report showing that such Facility is not subject to any liens, claims or encumbrances other than the Permitted Encumbrances.

      5.4     Title Commitments. With respect to each of the Facilities, Omega shall have received from Title Company endorsements to its existing title insurance policies covering the Facilities, subject to no exceptions other than Permitted Encumbrances and showing that all taxes and assessments against the Facilities have been paid.

      5.5     True and Complete Representations. All representations and warranties of each of the Alterra Entities hereunder and under the Settlement Documents shall be true, complete and correct in all material respects as of the date hereof and as of the Closing.

      5.6     Approval Orders. The Court shall have entered the Approval Order and the Approval Order shall have become a Final Order. The Approval Order as entered by the Court shall contain no modifications unacceptable to Omega in the exercise of its reasonable discretion, and the Approval Order shall include, without limitation, provisions substantially as follows (or as otherwise agreed in writing by Omega):

(i)     Findings determining that notice of the Approval Motion and hearing thereon have been adequate under the circumstances;

(ii)     Findings that the consideration provided to Alterra by the Omega Entities is fair, reasonable and adequate;

(iii)     Findings that proceeding with those matters provided for in the Agreement is in the best interest of Alterra and its respective creditors;

(iv)     Findings that neither Omega, Omega Kansas nor its or their nominee by termination of the Master Leases as to one or more Facilities shall be deemed to have assumed or agreed to pay any of the debts or obligations of Alterra;

(v)     Findings that the transactions proposed under this Agreement are fair and reasonable to Alterra and the value to be received under this Agreement by Alterra for the terms and remedies of this Agreement are fair and reasonable;

(vi)     Findings that this Agreement is in the best interests of Alterra and its estates, creditors and holders of equity interests;

(vii)     Findings that Alterra and its officers and directors are sophisticated commercial actors, and have been represented by counsel in negotiating this Agreement;

(viii)     Findings that all parties entitled to notice under Del. BANKR. L.R. 2002-1(b) have had adequate notice and opportunity to object to this Agreement;

(ix)     Findings that Alterra has articulated good and sufficient reasons for approving this Agreement, including without limitation, the forum selection or venue provision governing any Subsequent Bankruptcy Cases;

(x)     Findings that the provisions of the Agreement pertaining to the venue of any Subsequent Bankruptcy Case for the Alterra Entities are reasonable and enforceable, and requiring such future cases to be conducted in the Court advances the interests of judicial economy, because the Court has devoted substantial time to the Case and has familiarized itself with the issues unique to Alterra and its industry;

(xi)     Findings that bankruptcies of operators of assisted living facilities present extremely complex issues affecting not only the parties before the Court, but also a particularly vulnerable class of interested parties whose interests are not necessarily presented to the Court, namely the residents, and requiring future cases to be conducted in the Court will likely expedite the resolution of many issues, and also relieve some other court of the burden of familiarizing itself with such issues and parties;

(xii)     Findings that venue, unlike subject matter jurisdiction, may be waived by agreement or conduct, and the "venue provisions relating to bankruptcy are not more sacred." Hunt v. Bankers Trust Co., 799 F.2d 1060 (5th Cir. 1986) (upholding consent order requiring debtor to file bankruptcy case in particular district) and therefore, a finding that the provisions requiring that any Subsequent Bankruptcy Case be filed in the Court are enforceable;

(xiii)     Findings that the Master Leases, as amended by the Second Amendment to Master Leases, and as may be amended by the Third Amendment to Master Leases, are true Master Leases and a default under either of the Master Leases allows Omega Kansas under the Kansas Master Lease and Omega under the Omega Master Lease to exercise all of its rights and remedies with respect to all of the Facilities subject to such lease. In the event of the bankruptcy of AHC or a successor to AHC, the rejection by AHC (or its successor) of a Master Lease is a rejection of the right to be a tenant with regard to all of the Facilities under such Master Lease and any motion or adversary proceeding which seeks to reject the Master Lease with regard to less than all of the Facilities shall be denied;

(xiv)     Findings that the cross default provisions between the Master Leases and the other Transaction Documents are enforceable as provided in the Master Leases and the other Transaction Documents against AHC by each of Omega and Omega Kansas; and

(xv)     During the pendency of the Case, any breach of the Settlement Documents by Alterra will give rise to an administrative claim in the Case in favor of the Omega Entities.

      5.7     Notice. Within a reasonable time following the filing with the Court of the Approval Motion, and prior to the hearing and relevant objection date, Alterra shall have served notice of the Approval Motion in a form acceptable to Omega upon those persons entitled to such notice in accordance with the provisions of Del. BANKR L.R. 2002-1(b).

ARTICLE 6

CONDITIONS PRECEDENT TO certain OBLIGATIONS

OF THE Alterra ENTITIES

      The obligation of each Alterra Entity to consummate the transactions contemplated by Section 3 of this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article 6.

      6.1     Board Approval. This Agreement and each of the transactions contemplated hereby shall have been approved by the respective Boards of Directors of Omega and each of the Alterra Entities. The Alterra Entities shall notify the Omega Entities if any of their Boards of Directors do not approve this Agreement and each of the transactions contemplated hereby before the filing of the Approval Motion. Failure of the Alterra Entities to give such notice to the Omega Entities prior to the filing of the Approval Motion shall mean that this condition has been unconditionally waived by the Alterra Entities.

      6.2     Documentation. All documentation evidencing or implementing the transactions contemplated by this Agreement shall be in the form attached hereto or otherwise in form and substance reasonably satisfactory to the Alterra Entities and their counsel, such documentation to include the following:

(i)     a certificate signed by the Secretary or Assistant Secretary of each Omega Entity, confirming the incumbency of the officers of each such party executing the Settlement Documents to which it is a party, and to which are attached the following:

(A)     a copy of the articles of incorporation, as amended, and certified by the Secretary of State of the jurisdiction of incorporation as of a recent date;

(B)     a true, correct and complete copy of the current bylaws, as amended;

(C)     a true, correct and complete copy of the resolutions adopted by the Board of Directors, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein; and

(D)     a certificate of good standing, issued as of a recent date by the Secretary of State of the jurisdiction of its incorporation;

(ii)     the documents set forth in Article 3 hereof;

(iii)     such other documents, instruments and agreements as the Alterra Entities may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

      6.3.     True and Complete Representations. All representations and warranties of The Omega Entities shall be true, complete and correct in all material respects as of the date hereof and as of the Closing.

      6.4.     Approval Orders. The condition set forth in Section 5.6 shall have been satisfied.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF The Omega Entities

      7.1.     Reliance. Each of the Omega Entities hereby make the representations and warranties set forth in this Article 7 as of the date of this Agreement and as of the date of Closing. Omega and Omega Kansas expressly acknowledge and agree that, notwithstanding any provision to the contrary in this or in any other agreement between or among the Parties: (i) the Alterra Entities and their affiliates are relying, may rely and are and shall be justified in relying, on the following representations and warranties in entering into this Agreement and the other agreements and instruments referred to in, contemplated by, or executed in connection with this Agreement and the other Settlement Documents; and (ii) each of the following representations and warranties is made to induce the Alterra Entities to enter into and consummate the transactions contemplated by this Agreement and the other agreements referred to in or contemplated by this Agreement and the other Settlement Documents, and the Alterra Entities and their affiliates are and shall be beneficiaries of these representations and warranties.

      7.2.     Organization. Omega is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Omega Kansas is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Each of Omega and Omega Kansas has all requisite power and authority to carry on its business as such business is presently being conducted and, subject to approval of its Board of Directors, to enter into this Agreement and to consummate the transactions contemplated hereby.

      7.3.     Required Consents. No material consent, approval or other authorization of, or registration, declaration or filing with, any court or Governmental Authority or Facility Mortgagor which has not been heretofore obtained or which will not be obtained prior to the Closing is required for the due execution, delivery or performance of this Agreement and the other Settlement Documents by Omega and Omega Kansas, for the consummation of the transactions contemplated herein or for the validity or enforceability thereof against Omega and Omega Kansas. In the event there are any Facility Mortgages on the Facilities prior to Closing, Omega and Omega Kansas will obtain the Facility Mortgagees' consent to the Transaction Documents and agreement to be bound thereby in the event of any foreclosure to the extent provided in Article XIX of the Master Leases.

      7.4.     Authorization; Enforceability. The execution and delivery of this Agreement and each other Settlement Document to which either Omega or Omega Kansas is a party, and the performance of its or their obligations thereunder, have been duly authorized by all necessary corporate and stockholder action on the part of, as applicable, Omega or Omega Kansas. This Agreement has been duly executed by Omega and Omega Kansas and constitutes the valid and binding obligation of Omega and Omega Kansas, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to enforcement of creditors' rights generally and by general principles of equity.

      7.5.     Brokerage. Neither Omega nor Omega Kansas has used the services of any broker or finder in connection with the transactions contemplated by this Agreement, and Omega and Omega Kansas will indemnify and hold harmless the Alterra Entities from and against all claims, actions, causes of action, costs, expenses, including attorneys' fees, and liabilities arising in or out of, or related to any broker or finder claiming any compensation or fee by reason of an alleged agreement or understanding with Omega or Omega Kansas.

      7.6.     No Actions. There are no actions, proceedings, investigations or audits pending or threatened against Omega or Omega Kansas, before or by any court, arbitrator, administrative agency or other Governmental Authority seeking to, or which are expected, in the reasonable judgment of the executive officers of Omega or Omega Kansas, to enjoin, prevent or delay the consummation of the transactions contemplated in this Agreement.

      7.7.     No Violations. The execution and delivery of this Agreement, the compliance with the provisions hereof and the consummation of the transactions herein contemplated by Omega and Omega Kansas, will not result in a breach or violation of (i) any material law or governmental rule or regulation now in effect and applicable to Omega or Omega Kansas, (ii) any provision of the articles of organization or by-laws of Omega or Omega Kansas, (iii) any judgment, order or decree of any court, arbitrator, administrative agency or other Governmental Authority binding upon Omega or Omega Kansas, or (iv) any agreement, mortgage or instrument to which Omega or Omega Kansas is a party and by which it is bound or by which it or any of its properties is bound.

      7.8     No Other Events of Default. Except for the Existing Defaults, to the actual knowledge of the executive officers of Omega and Omega Kansas, no other Event of Default or Unmatured Event of Default exists.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE alterra ENTITIES

      8.1.     Reliance. Each of the Alterra Entities hereby makes the representations and warranties set forth in this Article 8 as of the date of this Agreement and as of the date of Closing. Each of the Alterra Entities expressly acknowledges and agrees that, notwithstanding any provision to the contrary in this or in any other agreement between or among the parties: (i) Omega and Omega Kansas are relying, may rely and are and shall be justified in relying, on the following representations and warranties in entering into this Agreement and the other agreements and instruments referred to in, contemplated by, or executed in connection with this Agreement and the other Settlement Documents; and (ii) each of the following representations and warranties is made to induce Omega and Omega Kansas to enter into and consummate the transactions contemplated by this Agreement and the other agreements referred to in or contemplated by this Agreement and the other Settlement Documents, and Omega and Omega Kansas are and shall be beneficiaries of these representations and warranties.

      8.2.     Organization. Each of the Alterra Entities is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Subject to the entry of the Approval Orders, each of the Alterra Entities has full power, authority and legal right to execute, deliver and perform under this Agreement, to enter into the Settlement Documents to which they are a party and to take all other actions necessary to carry out the intents and purposes of this Agreement.

      8.3.     Authorization; Enforceability. The execution and delivery by the Alterra Entities of this Agreement and each other Settlement Document to which they are a party and which is to be delivered at or prior to Closing, and the performance of their respective obligations thereunder, have been duly authorized by all necessary corporate and stockholder action on the part of the Alterra Entities as applicable. This Agreement has been duly executed by each Alterra Entity and, subject to the entry of the Approval Orders, constitutes the valid and binding obligation of each Alterra Entity, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to enforcement of creditors' rights generally and by general principles of equity.

      8.4.     Required Consents. No material consent, approval or other authorization of, or registration, declaration or filing with, any court or Governmental Authority which has not been heretofore obtained or which will not be obtained prior to the Closing is required for the due execution, delivery or performance of this Agreement and the other Settlement Documents, the transactions contemplated herein or for the validity or enforceability thereof against any of the Alterra Entities.

      8.5.     No Violations. The execution and delivery of this Agreement, the compliance with the provisions hereof and the consummation at Closing of the transactions herein contemplated by each of the Alterra Entities, will not result in a breach or violation of (i) any material law or governmental rule or regulation now in effect and applicable to any of the Alterra Entities, (ii) any provision of the articles of organization, certificate of incorporation, or by-laws of any of the Alterra Entities, (iii) subject to the satisfaction of the conditions in this Agreement, any judgment, order or decree of any court, arbitrator, administrative agency or other Governmental Authority binding upon any of the Alterra Entities, or (iv) subject to the satisfaction of the conditions described in this Agreement, any agreement or instrument to which any of the Alterra Entities is a party and by which it is bound as a debtor in possession.

      8.6     No Litigation. Except for the Case, there is no suit, claim, action, or legal, administrative, arbitration or other proceeding or governmental investigation or audit pending, or to the best knowledge of each Alterra Entity, threatened by or against any Alterra Entity seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Agreement.

      8.7     Brokerage. Each of the Alterra Entities represents that it has not used the services of any broker or finder in connection with the transactions contemplated by this Agreement and each of the Alterra Entities will indemnify and hold harmless Omega and Omega Kansas from and against all claims, actions, causes of action, costs, expenses, including attorneys' fees, and liabilities arising in or out of, or related to any broker or finder claiming any compensation or fee by reason of an alleged agreement or understanding with any of the Alterra Entities.

      8.8     Payment of Taxes and Other Charges. All outstanding taxes, water, sewer and other utility bills that are due and payable and that would, if unpaid, become a lien on the Facilities have been paid or will be paid at the time of Closing.

      8.9     Non-Foreign Status. No Alterra Entity is a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code.

      8.10     No Other Events of Default. Except for the Existing Defaults, no Event of Default exists, and to the actual knowledge of the executive officers of the Alterra Entities, no Unmatured Event of Default exists.

      8.11     Financial Statements. The Alterra Entities have delivered to the Omega Entities true and correct copies of the Financial Statements. Except as otherwise noted in the Financial Statements, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly represent the financial condition, and accurately set forth in all material respects, as and to the extent required by GAAP, the results of the operations, of Alterra, AHC and the Facilities for the periods covered thereby, subject to customary year end adjustments; provided, however, that the Financial Statements which solely pertain to AHC and the Facilities have not been prepared in accordance with GAAP, but rather on an accounting basis consistent with those of Alterra. The Alterra Entities have delivered to the Omega Entities any financial statements prepared by the Alterra Entities subsequent to the date of the Financial Statements previously delivered by it to the Omega Entities, and such financial statements represent fairly the financial condition, and set forth accurately in all material respects the results of the operations, of Alterra, AHC and the Facilities for the periods covered thereby.

      8.12     Absence of Adverse Change. Since the date of the Financial Statements delivered by the Alterra Entities to the Omega Entities, there has not been any material adverse change in the financial condition, business, assets, liabilities, results of operations or prospects of AHC or the Facilities (individually or in the aggregate), whether in the ordinary course of business or otherwise.

      8.13     Taxes and Tax Returns. All tax returns, reports and filings of any kind or nature that AHC is required to file, prior to the Effective Date, with respect to or affecting the Facilities have been properly completed and timely filed, or extensions for the filing thereof have been timely secured, with all such filings being in material compliance with all applicable requirements and all taxes due with respect to AHC have been timely paid.

      8.14     No Other Events of Default. Except for the Existing Defaults, no other Event of Default or Unmatured Event of Default exists.

ARTICLE 9

Certain agreements and acknowledgements

      9.1     Base Rent Through March 31, 2003. The Parties acknowledge and agree as follows with respect to the Base Rent which became due under the Master Leases through June 1, 2003:

(a)     AHC paid in a timely manner all Base Rent which became due under the Master Leases through December 31, 2003.

(b)     Pursuant to the terms of the Letter Agreement, AHC paid to Omega and Omega Kansas $120,833 on each of February 20, 2003, March 1, 2003, April 1, 2003, May 1, 2003 and June 1, 2003, which amounts were applied against Base Rent due on February 1, 2003, March 1, 2003, April 1, 2003, May 1, 2003 and June 1, 2003 respectively.

(c)      AHC has paid nothing toward the Base Rent which became due under the Master Leases due on January 1, 2003.

(f)     The balance of the Base Rent which became due under the Master Leases for the period from January 1, 2003 through June 1, 2003, as well as applicable late fees and interest charges, remains unpaid.

As of the date of this Agreement, there is no Security Deposit held by Omega or Omega Kansas.

      9.2     Payments prior to Closing. Commencing April 1, 2003, and continuing until the Closing, on the first day of each month, AHC will pay to Omega and Omega Kansas the sum of $120,833 to be applied against Base Rent owed for the month in which it is to be paid.

      9.3     Acknowledgments and Waivers by the Alterra Entities

(a)     Each of the Alterra Entities each acknowledges and agrees that AHC is in default under each of the Master Leases and the other Transaction Documents in the following respects (collectively, the "Existing Defaults"):

(i)     As set forth in Section 9.1 above, AHC has failed to pay (1) Base Rent due under the Masters Leases on January 1, 2003, (2) the difference between the monthly Base Rent due under the Masters Leases ($267,639) and $120,833 on February 1, 2003, March 1, 2003, April 1, 2003, May 1, 2003 and June 1, 2003, and (3) any late fees, interest, penalties, attorneys fees or other costs associated with the failure to pay Base Rent described in this paragraph.

(ii)     AHC has failed to deliver the Security Deposit pursuant to § 6 of the Forbearance Agreement.

(iii)     Alterra has failed to pay and perform on its Lease Guaranty after demand under the Lease Guaranty was made on January 14, 2003.

(iv)     The Sublessees have failed to pay over pursuant to the Consent and Nondisturbance Agreements all rent accruing under the Subleases to Omega and Omega Kansas.

(v)     Alterra is not in compliance with the net worth covenant set forth in Section 8.2.1.1 of each of the Master Leases.

(vi)     AHC is not in compliance with the Cash Flow to Rent Ratio covenant set forth in Section 8.2.1.2 of each of the Master Leases.

(vii)     Alterra has filed a petition in bankruptcy and is not generally paying its debts as such debts become due.

(viii)     AHC has failed to maintain the full coverage amounts and types of insurance required by Sections 13.2.4 (personal injury) and 13.2.5 (malpractice).

(b)     Each of the Alterra Entities acknowledges and agrees that (i) the circumstances described in subsection (a)(i)-(iii) above each constitutes an Event of Default under each of the Master Leases and the other Transaction Documents which entitles Omega and Omega Kansas to exercise all of their respective rights and remedies under each of the Master Leases and the other Transaction Documents, including without limitation the termination of one or both of the Master Leases, and (ii) the circumstances described in subsections (a)(iv) and (a)(viii) above would, after appropriate Notice and the expiration of any applicable cure periods, constitute an Event of Default under each of the Master Leases and the other Transaction Documents entitling Omega and Omega Kansas to exercise all of their respective rights and remedies under each of the Master Leases, including without limitation the termination thereof.

(c)     Each of the Alterra Entities acknowledges and agrees that each of Omega and Omega Kansas has fully performed all of its obligations under each of the Transaction Documents through the date of this Agreement, and Omega and Omega Kansas are each in full compliance with their obligations under each of the Transaction Agreements.

      9.3     Agreement to Forbear From and after the date of this Agreement and until the occurrence of a Forbearance Termination Event or the Closing, Omega and Omega Kansas agree to forbear from declaring a default, or from exercising any remedies, under the Transaction Documents solely as a consequence of the Existing Defaults. Nothing contained in this Agreement shall limit or impair any right, remedy, interest or claim of Omega with respect to any other defaults or Events of Default which may exist or hereafter occur. Nothing in this Agreement shall be construed to limit or in any way impair any claim, right, remedy, or interest to which Omega or Omega Kansas would be entitled.

      9.4     Undisbursed Construction Fund Balance. The Parties hereto acknowledge and agree as follows with respect to the Undisbursed Construction Fund Balance:

(a)     The Alterra Entities acknowledge and agree that the conditions set forth in the Forbearance Agreement for delivery of the Undisbursed Construction Fund Balance were not satisfied and Omega and Omega Kansas are under no obligation to deliver or pay any portion of the Undisbursed Construction Fund Balance to any of the Alterra Entities. Except as provided in paragraph (b) below, effective as of the Closing, the Alterra Entities waive and release any claim to the Undisbursed Construction Fund Balance.

(b)     Effective at the Closing, the Parties agree that $267,639 of the Undisbursed Construction Fund Balance will be applied against Base Rent due under the Master Leases on January 1, 2003.

      9.5      Motion for Adequate Protection. From and after the date of this Agreement and until the occurrence of a Forbearance Termination Event, without the consent of Alterra, Omega and Omega Kansas will not file a new motion for adequate protection against Alterra; provided, however, that Omega and Omega Kansas may without the consent of Alterra take such action and file such motions as they may deem necessary to protect themselves from other creditors.

      9.6     Venue for Subsequent Bankruptcy Case. Alterra, AHC and ALS-Clare each agree that any Subsequent Bankruptcy Case in which one or more of them are the debtor will be filed in the District of Delaware, and that such debtors will use its best efforts (including moving for change of venue or supporting a motion to change venue in the event that a petition is filed elsewhere) to ensure that venue of any Subsequent Bankruptcy Case in which it is the debtor will be only in the District of Delaware.

      9.7     Replacement of Letter Agreement. The parties agree that this Agreement restates and replaces in its entirety the Existing Letter Agreement.

      9.8      Ratification and Security. Except as herein specifically amended or otherwise provided, the Transaction Documents shall remain in full force and effect, and all of the terms and conditions thereof, as herein modified, are hereby ratified and reaffirmed. All obligations of the Alterra Entities under this Agreement and the Settlement Documents are secured by all guaranties, security interests, liens, assignments and encumbrances granted pursuant to the Transaction Documents.

      9.9     Transaction Documents. The definition of "Transaction Documents" in the Master Leases is hereby amended to include this Agreement and, if the Closing actually occurs, the other Settlement Documents.

      9.10     Insurance Requirements. Between the date of this Agreement and the Closing Date, AHC shall maintain commercial general public and professional liability coverage against claims for bodily injury, death or property damage occurring on, in or about the Facilities, affording the parties protection of not less than Two Million Dollars ($2,000,000) for bodily injury or death to any one person, and not less than Two Million Dollars ($2,000,000) in the aggregate, each of which limits shall be increased to Five Million Dollars ($5,000,000) in the aggregate as and when such amount of insurance becomes generally available to operators of assisted living facilities owned by institutional landlords and similar to the Facilities at commercially reasonable rates). These insurance policies may be on a "claims made", rather than an "occurrence", basis. The policies shall be in all other respects in the form required by the Master Leases.

ARTICLE 10
ALTERRA ELECTION UPON
CONFIRMATION OF A PLAN OF REORGANIZATION OR GUARANTOR DEFAULT

      10.1     Provided that the conditions set forth in Section 10.2 have been satisfied, within one (1) year of the Plan Effective Date, the Alterra Entities may elect by written notice to the Omega Entities to execute (if applicable) and deliver to the Omega Entities the following (collectively, the "Security Deposit Deliveries"):

(a)     The Third Amendment to Master Leases;

(b)     The Termination of Lease Guaranty and the Alterra Security Agreement and Amendment to Pledge Agreement;

(c)     The Security Deposit;

(d)     The Letter of Credit Agreement; and

(e)     New officer certificates in the form described in Section 5.2(i) dated as of the date of the other Security Deposit Deliveries.

Concurrently with the receipt of the Security Deposit Deliveries, provided that the conditions set forth in Section 10.2 are satisfied, then the Omega Entities shall execute and deliver a counterpart of the Third Amendment to Master Leases, and the Termination of Lease Guaranty and Alterra Security Agreement and Amendment to Pledge Agreement.

      10.2     Conditions to Section 10.1. The obligation of the Omega Entities to take the actions contemplated by Section 10.1 shall be subject to the satisfaction of each of the following conditions as of the date the Omega Entities are required to execute and return the documents to AHC:

(a)     No Event of Default shall have occurred and be continuing;

(b)     No Unmatured Event of Default shall have occurred and be continuing;

(c)     The Closing shall have occurred; and

(d)     The Security Deposit Deliveries shall have been executed (if applicable) and delivered by the Alterra Entities and the representations and warranties in such Security Deposit Deliveries shall be true, complete and correct.

ARTICLE 11

MISCELLANEOUS

      11.1     MUTUAL WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:  (i) THIS AGREEMENT, OR ANY OF THE ADDITIONAL DOCUMENTS; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THEM; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF ANY PARTY HERETO OR ANY OF THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THEM; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

      11.2     Arbitration. The arbitration provisions set forth in Section 35.1 of each of the Master Leases is hereby incorporated herein and in each of the Settlement Documents, and shall be applicable to any dispute or controversy between the parties hereto.

     11.3     Survival.  Except as otherwise provided by this Agreement, all covenants, agreements, representations and warranties made by any Omega Entity or any Alterra Entity herein or in the Settlement Documents shall survive the Closing.

      11.4     Notices.  All notices, demands and other communications hereunder or under the Settlement Documents shall be in writing and delivered as set forth in the Master Leases to the following addresses:

To Alterra Entities:

Alterra Healthcare Corporation 10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attention: Ms. Kristin Ferge
Telephone No.:  414-918-5400
Fax No.:  414-918-5055

With a copy to (which shall not constitute notice)

Rogers & Hardin LLP
229 Peachtree Street, N.E.
Suite 2700
Atlanta, Georgia 30303
Attention: Miriam J. Dent, Esq.
Telephone No.:     404-420-4608
Fax No.:          404-525-2224

To Omega Entities:

Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093

Attn: Daniel J. Booth
Telephone No.: 410-427-1700
Facsimile No.: 410-427-8800

With copy to (which shall not constitute notice)

Myers Nelson Dillon & Shierk
125 Ottawa Ave., NW, Suite 370
Grand Rapids, Michigan 49503
Attn: Mark Derwent
Telephone No.: (616) 233-9640
Facsimile No.: (616) 233-9642

      11.5     Counterparts.  This Agreement and any of the Settlement Documents may be executed in separate counterparts, each of which shall be considered an original when each party has executed and delivered to the other one or more copies of the Agreement or Settlement Documents.

      11.6     Governing Law.  This Agreement shall be governed by, interpreted, construed, applied and enforced in accordance with the laws of the State of Michigan applicable to contracts between residents of the State of Michigan which are to be performed entirely within the State of Michigan, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of the jurisdiction other than the State of Michigan; or (vii) any combination of the foregoing.

      To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted in the Court. If and only if such action cannot be brought and prosecuted in the Court, then such action may be brought and prosecuted in such court or courts located in the State of Michigan as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Michigan and to service of process by registered mail, return receipt requested, or by any other manner provided by applicable law.

      11.7     Headings. The headings are for the convenience of the parties, and shall not be considered in construing this Agreement.

      11.8     Severability. If one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall thereupon be reformed, construed and enforced to the maximum extent permitted by applicable law.

      11.9     Entire Agreement. This Agreement, together with the Settlement Documents, constitute the entire agreement of the parties in respect of the subject matter described herein. This Agreement may not be changed or modified except by an agreement in writing signed by the parties hereto.

      11.10     Attorneys' Fees.  If any legal action or arbitration proceeding is brought for the enforcement of this Agreement or the Settlement Documents, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or the Settlement Documents, the successful or prevailing party or parties shall be entitled to recover reasonable and documented attorneys' fees and other costs actually incurred in that action in addition to any other relief to which it or they may be entitled.

      11.11     Third Party Beneficiaries. This Agreement and the Settlement Documents are not intended to benefit any third parties, including, without limitation, any such parties that may have claims against any of the Alterra Entities or the Omega Entities.

      11.12     Construction. This Agreement shall not be construed more strictly against the Omega Entities merely by virtue of the fact that this Agreement has been prepared by counsel for the Omega Entities.

      11.13     Costs and Expenses. Except as expressly provided to the contrary herein, each party to this Agreement shall pay its own expenses incurred in connection with the negotiation and consummation of this Agreement and the other Settlement Documents.

Signatures on Following Page

In witness whereof, the parties hereto have caused this Settlement Agreement to be executed on the day first above written by their respective duly authorized officers.

ALTERRA HEALTHCARE CORPORATION, a Delaware corporation

By:  /s/ Kristin A. Ferge
Name:  Kristin A. Ferge
Title:  Vice President

AHC PROPERTIES, INC., a Delaware corporation

By:  /s/ Kristin A. Ferge
Name:  Kristin A. Ferge
Title:     Vice President

ALS-CLARE BRIDGE, INC., A Delaware corporation

By:  /s/ Kristin A. Ferge
Name:  Kristin A. Ferge
Title:     Vice President

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:     /s/ Daniel J. Booth
Name:     Daniel J. Booth
Title:     Chief Operating Officer

OMEGA (KANSAS), INC., a Kansas corporation

By:  /s/ Daniel J. Booth
Name:  Daniel J. Booth
Title:  Chief Operating Officer

CONSENT OF SUBLESSEES

The undersigned, each being an affiliate of Alterra, and a Remaining Sublessee of a Facility, do hereby consent to the execution of the Forbearance Agreement, and acknowledge that all terms and conditions of the subleases and other documents which they have executed in connection with the Facilities shall remain in full force and effect.

SUBLESSEES:

Sterling Cottage of Oklahoma City LLC, a
Delaware limited liability company
Sterling House of Kokomo L.P., a Delaware limited
partnership

By:     Alterra Healthcare Corporation, a Delaware
corporation, its Member

By:     /s/ Kristin Ferge
Its:  Vice President

List of Exhibits

Exhibit     Description

A     Facilities List

B     Draft Form of Amended and Restated Alterra Management Agreement

C     Form of Amended and Restated Alterra Security Agreement

D     Form of Amended and Restated Lease Guaranty

E     Draft Form of Amended and Restated Management Subordination Agreement

F     Form of Amended and Restated Pledge Agreement

G     Form of Letter of Credit Agreement

H     Form of Option Agreement

I     Additional Permitted Encumbrances

J     Form of Release

K     Form of Second Amendment to Master Leases

L     Form of Third Amendment to Master Leases

M     Form of Termination and Release of Lease Guaranty and Alterra Security Agreement and Amendment to Pledge Agreement

N     Form of Withdrawal and Waiver of Events of Default

EXHIBIT A TO SETTLEMENT AGREEMENT

____________________

THE OMEGA FACILITIES:

Alterra Sterling House of Bloomington 3802 South Sare Road Bloomington, IN 47401 (Monroe County)	Alterra Clare Bridge Cottage of SW Oklahoma City 10001 South May Avenue Oklahoma City, OK 73159 (Cleveland County)

Alterra Sterling House of Kokomo 3025 West Sycamore Road Kokomo, IN 46901 (Howard County)	Alterra Clare Bridge Cottage of Goodlettsville I 3001 Business Park Circle Goodlettsville, TN 37072 (Sumner County)

Alterra Clare Bridge Cottage of New Philadelphia 716 Commercial Avenue, SW New Philadelphia, OH 44663 (Tuscarawas County)	Alterra Clare Bridge of Silverdale 1501 NW Tower View Circle Silverdale, WA 98383 (Kitsap County)

Alterra Sterling House of Jeffersonville 2715A Charleston Pike Jeffersonville, IN 47130 (Clark County)	Alterra Sterling House of Briargate 7560 Lexington Drive Colorado Springs, CO 80920 (El Paso County)
Alterra Clare Bridge Cottage of Jeffersonville 2715B Charleston Pike Jeffersonville, IN 47130 (Clark County)

THE KANSAS FACILITY:

Alterra Clare Bridge of Wichita
9191 East 21st Street North
Wichita, KS 67206
(Sedgwick County)